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                                                                   EXHIBIT 10.31

                     Executive Officer Compensation Summary

      Boston Life Sciences, Inc.'s (the "Company's") executive officers consist of: (i) Peter G. Savas, Chairman and Chief Executive Officer; (ii) Mark J. Pykett, President and Chief Operating Officer; and (iii) Kenneth L. Rice, Jr., Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary.

      On March 31, 2006, the Company entered into employment agreements with each of Messrs. Savas, Pykett and Rice effective January 1, 2006 as follows:

      Mr. Savas. On September 8, 2004, Mr. Savas joined the Company as Chairman and Chief Executive Officer. Mr. Savas' employment agreement provides for an initial base salary of $400,000 in 2006, incentive payments, other benefits and includes confidentiality and non-competition provisions. Subject to certain contingencies, Mr. Savas is entitled to a one-year severance allowance in the event that he is terminated in certain circumstances. The one year Agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration.

      Mr. Pykett. On November 1, 2004, Mr. Pykett joined the Company as Executive Vice President and Chief Operating Officer and on February 3, 2005 was appointed President and remained Chief Operating Officer. Mr. Pykett's employment agreement provides for an initial base salary of $300,000 in 2006, incentive payments, other benefits and includes confidentiality and non-competition provisions. Subject to certain contingencies, Mr. Pykett will be entitled to a nine-month severance allowance in the event that he is terminated in certain circumstances. The one year Agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration.

      Mr. Rice. On July 8, 2005, Mr. Rice joined the Company as Executive Vice President, Finance and Administration and Chief Financial Officer. Mr. Rice's employment agreement provides for an initial base salary of $300,000 in 2006, incentive payments, other benefits and includes confidentiality and non-competition provisions. Subject to certain contingencies, Mr. Rice will be entitled to a nine-month severance allowance in the event that he is terminated in certain circumstances. The one year Agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration.

      2006 Options Grants: On January 10, 2006, options to purchase shares of the Company's common stock at an exercise price of $2.50 per share, vesting monthly as to 1/96th of the shares granted thereunder, subject to accelerated vesting if certain performance goals are achieved were granted to the following executive officers:

      Mr. Savas        350,000
      Mr. Pykett       225,000
      Mr. Rice         225,000

      2006 Incentive Compensation and 2007 Annual Base Salary: In March 2007, the compensation committee of the board of directors approved the following 2006 incentive compensation amounts for the executive officers and new base salaries for 2007, effective January 1, 2007:


                2006 Incentive         2007 Annual
                 Compensation          Base Salary
                --------------        -------------
Mr. Savas           $100,000             $450,000
Mr. Pykett          $ 75,000             $340,000
Mr. Rice            $ 75,000             $300,000